                                                                    EXHIBIT 99.2


                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT is made and entered into as of this 28th day of June, 1996 between Donald E. Zvacek, Dennis E. Zvacek and Robert J. Zvacek ("Seller"), and Ryan Properties, Inc. ("Purchaser").

         In consideration of the covenants and agreements contained herein and prior payments made by Purchaser to Seller, the parties agree as follows:

1. Land To Be Purchased. Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the real property legally described on Exhibit A attached hereto (the "Land"), together with all easements, tenements, hereditaments, and appurtenances belonging thereto.

2. Purchase Price. The purchase price for the Land ("Purchase Price") shall be the sum of $9,250.00 per acre payable by wire transfer, certified or cashier's check at the closing hereunder.

3. Title To Be Delivered. Seller agrees to convey marketable fee simple title in the Land to Purchaser subject only to easements, restrictions, conditions and covenants of record and to rights of farm tenants of the Land whose leases can be terminated on not more than six (6) months notice only ("Six Month Farm Leases").

         A. Seller at its sole cost and expense shall deliver to Purchaser an abstract of title to the Land continued through the date of Purchaser's exercise of its option to purchase the Land for examination by Purchaser. It shall show merchantable title in Seller in conformity with this Agreement, Iowa law and Title Standards of the Iowa Bar Association. The abstract shall become the Land of Purchaser when the Purchase Price is paid in full. Seller shall pay the costs of any additional abstracting and title work due to any act or omission of Seller between the continuation date of the abstract and the closing.

         B. Purchaser shall have twenty (20) days after receipt of the abstract of title and survey to render objections to title, including any easements, et al. not satisfactory to Purchaser, in writing to Seller and Seller shall have thirty (30) days from the date it receives such objections to have the same removed or satisfied. If Seller shall fail to have such objections removed within that time, Purchaser may, at its sole discretion, either (a) terminate this Agreement without any liability on its part, or (b) take title subject to such objections. Seller agrees to use its best reasonable efforts to promptly satisfy any such objections.

4. Rights of Inspection, Testing and Review. Purchaser, its counsel, accountants, agents and other representatives, shall have full and continuing access to the Land and all parts thereof, upon reasonable notice to Seller. Purchaser and its agent and representatives shall also have the right to enter upon the Land at any time after the execution and delivery hereof for any purpose whatsoever, including inspecting, surveying, engineering, test boring, performance of environmental tests and such other work as Purchaser shall consider appropriate, provided that Purchaser shall hold Seller harmless and fully indemnify Seller against any damage, claim, liability or cause of action arising from or caused by the actions of Purchaser, its agents, or representatives upon the Land, and shall have the further right to make such inquiries of governmental agencies and utility companies, etc., and to make such feasibility studies and analyses as it considers appropriate.

5. Control of Land. Until the closing and subject to Purchaser's indemnification under Section 4 above, Seller shall have the full responsibility and the entire liability for any and all damages or injury of any kind whatsoever to the Land, and any and all persons, whether employees or otherwise, and all property from and connected to the Land. If, prior to the closing, the Land is materially damaged or the Land shall be the subject of an action in eminent domain or a proposed taking by a governmental authority, whether temporary or permanent, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without liability on its part by so notifying Seller and all sums heretofore paid by Purchaser (with interest) shall be refunded to Purchaser. If Purchaser does not exercise its right of termination, any and all proceeds arising out of such damage or destruction, if the same be insured, or out of any such eminent domain or taking, shall be assigned to or paid over to the Purchaser on the Closing Date. Seller agrees to keep the Land continually insured during the term of this Agreement under its current policy of fire and extended coverage insurance.

6. Representations Of Seller. In order to induce Purchaser to enter into this Agreement and purchase the Land, Seller hereby represents and warrants to Purchaser that to the best of Seller's knowledge:

         A. No action in condemnation, eminent domain or public taking proceedings are now pending or contemplated against the Land.

         B. No ordinance or hearing is now before any local governmental body which either contemplates or authorizes any public improvements or special tax levies, the cost of which may be assessed against the Land.

         C. Seller has good and marketable fee simple title interest to the Land.

         D. There are no notices, orders, suits, judgment or other proceedings relating to fire, building, zoning, air pollution or health violations that have not been corrected. Seller shall notify Purchaser of any past notices, orders, suits, judgments or other proceedings relating to fire, building, zoning, air pollution or health violations as they relate to the Land.

         E. The Land will as of the date of closing be free and clear of all liens, security interests, all encumbrances, leases (except Six Month Farm Leases) or other restrictions, with the exception, if any, placed thereon as a result of the governmental approvals itemized in Section 7D herein.

         F. All labor or material which have been furnished to the Land have been fully paid for or will be fully paid for prior to the closing date so that no lien for labor or materials rendered can be asserted against the Land.

         G. The undersigned is a duly authorized representative of the Seller and as such is authorized to execute this Agreement and bind the Seller hereto.

         H. The Land does not contain any underground or above ground storage tanks. If any above ground or underground tanks have previously been located on the Land, Seller agrees to provide Purchaser with any and all information available in connection with the removal of any such tanks.

         I. The Land and its existing and all prior uses comply and have at all times complied with, and Seller is not in violation of, has not violated, in connection with its ownership, use, maintenance or operation of the Land and the conduct of the business related thereto, any applicable federal, state, county or municipal or local statutes, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental matters (being hereinafter collectively referred to as the "Environmental Laws") and all other applicable environmental standards or requirements.

                 (i) Neither Seller, its agents, employees and independent contractors nor any tenant has operated the Land for the purpose of receiving, handling, using, storing, treatment, transporting and disposing of petroleum products or any Hazardous Substance or Material meaning asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products or other dangerous or toxic or hazardous pollutant, contaminant, chemical material or other substance defined in said Environmental Laws, or other toxic dangerous or hazardous chemicals, materials, substances, pollutants and wastes, or any chemical, material or substance exposure which is prohibited, limited or regulated by any federal, state, county, regional or local authority (all the foregoing being hereinafter collectively referred to as "Hazardous Materials");

                 (ii) there are no existing or pending remedial actions or other work, with respect to the Land in connection with the Environmental Laws, nor has Seller received any notice of any of the same;

                 (iii) no Hazardous Materials have been or will be released into the environment, or have been or will be deposited, spilled, discharged, placed or disposed of at, on, or, to the actual knowledge of Seller, adjacent to the Land, nor has the Land been used at any time by any person as a landfill or a disposal site for Hazardous Materials or for garbage, waste or refuse of any kind;

                 (iv) there are not electrical transformers or other equipment containing dielectric fluid containing polychlorinated biphenyls in excess of 50 parts per million located in, on or under the Land, nor is there any friable asbestos contained in, on or under the Land;

                 (v) there are no locations off the Land where Hazardous Materials generated by or on the Land have been treated, stored, deposited or disposed of;

                 (vi) there is no fact pertaining to the physical condition of either the Land or the area surrounding the Land and which materially adversely affects or will materially adversely affect the Land or the use or enjoyment or the value thereof or Seller's ability to perform the transactions contemplated by this Agreement;

                 (vii) the sale of the Land by Seller to Purchaser does not require notice to or the prior approval, consent or permission of any federal, state or municipal or local governmental agency, body, board or official; and

                 (viii) no notices of any violation of any of the matters referred to in the foregoing sections relating to the Land or its use have been received by Seller and there are no writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the Land, nor is there any basis for any such lawsuit, claim, proceedings or investigation being instituted or filed.

         The representations and warranties set forth in this Section 6 shall survive closing and shall not be affected by any investigation, verification or approval by any party thereto or by anyone on behalf of any party hereto and shall not merge into Seller's deed being delivered at closing. Seller agrees to indemnify and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, causes of action, loss, damage, liabilities, and costs (including attorney's fees and court costs) asserted against or incurred by Purchaser by reason of or arising out of the breach of any representation or warranty as set forth in this Section 6.

7. Conditions to Closing. The closing of the transaction contemplated by this Agreement and all the obligations of Purchaser under this Agreement are subject to fulfillment, on or before the Closing Date of the following conditions:

         A. The representations and warranties made by Seller in Section 6 shall be correct as of the Closing Date with the same force and effect as if such representations were made at such time.

         B.      Title to the Land shall be in the condition warranted in
                 Section 6.

         C. Purchaser, in its sole and absolute discretion, having completed and approved of any inspections done by Purchaser hereunder.

         D. Purchaser having obtained any and all necessary governmental approvals, including without limitation those necessary or desirable for:

                 (a) subdivision or platting which might be necessary or desirable in connection with the sale and transfer of the Land. (Any conditions imposed as a part of the platting or subdivision must be satisfactory to Purchaser, in its sole opinion.);

                 (b) change to the zoning classification of the Land to O/S. (Any conditions imposed as a part of the rezoning must be satisfactory to Purchaser, in its sole opinion.);

                 (c)      annexation of the Land into the City of Cedar Rapids;

                 (d)      CEBA Grant from the Iowa Department of Economic
                          Development;

                 (e)      RISE Grant from the State of Iowa; and

                 (f) formation of an Urban Renewal District and passage of a Tax Increment Financing Ordinance.

                 Seller shall cooperate with Purchaser in attempting to obtain any such approvals and shall execute any documents necessary for this purpose, provided that Seller shall bear no expense in connection therewith.

8. Closing. The closing of the purchase and sale shall take place as promptly as possible after all the conditions to closing set forth in
         Section 7 have been satisfied. Possession of the Land shall be delivered on the date of Closing.

9.       Seller's Obligations At Closing.  At or prior to the Closing Date,
         Seller shall:

         A. Deliver to Purchaser Seller's duly recordable Warranty Deed to the Land (in a form satisfactory to Purchaser) conveying to Purchaser marketable fee simple title to the Land and all rights appurtenant thereto subject only to easements, restrictions, conditions and covenants of record.

         B.      Deliver to Purchaser the Abstract of Title to the Land.

         C. Deliver to Purchaser such other documents as may be required by this Agreement, all in a form satisfactory to Purchaser.

10. Delivery of Purchase Price; Obligations At Closing. At closing, and subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, Purchaser shall deliver the Purchase Price to Seller pursuant to
         Section 2 hereof.

11. Closing Costs. The following costs and expenses shall be paid as follows in connection with the closing:

         A.      Seller shall pay:

                 (i)      The transfer fee imposed on the conveyance.

                 (ii) A pro-rata portion of all taxes as provided in Section.

                 (iii) All special assessments except as provided in the Option Agreement dated May 29,1996 between the parties hereto.

                 (iv)     Seller's attorneys fees.

                 (v) The cost of recording the satisfaction of any existing mortgage and any other document necessary to make title marketable.

         B. Purchaser shall pay the following costs in connection with the closing:

                 (i)      The documentary fee necessary to record the Deed.

                 (ii)     Purchaser's attorneys fees.

12. Failure of Closing Conditions. Seller and Purchaser agree that should any of the conditions to Purchaser's obligations set forth in Section 7D above not be satisfied, the Option Agreement dated May 29, 1996 between Seller and Purchaser shall be reinstated and Purchaser shall be provided thirty (30) days in which to make up any option payments due to Seller under the terms of the Option Agreement but not made due to the execution of this Agreement.

13. Real Estate Taxes and Special Assessments. Except as otherwise provided in the Option Agreement dated May 29,1996 between Seller and Purchaser, Seller shall pay all levied and pending special assessments against the Land prior to the Closing Date. Seller shall pay all real estate taxes for all fiscal years which end prior to the Closing Date. Real estate taxes for the fiscal year in which the Closing Date occurs shall be prorated to the Closing Date on the basis of a 365 day calendar year. Purchaser shall pay all real estate taxes due in subsequent fiscal years.

14. Remedies. If Seller defaults in the performance of this Agreement and Purchaser does not cancel this Agreement, Seller acknowledges the Land is unique and that money damages to Purchaser in the event of default by Seller are inadequate. Accordingly, Purchaser shall have the right, in addition to any other remedy available, to apply for and to receive from a court of competent jurisdiction equitable relief by way of restraining order, injunction or otherwise, prohibitory or mandatory, to prevent a breach of the terms of this Agreement, or by way of specific performance to enforce performance of the terms of this Agreement or rescission. This right to equitable relief shall not be construed to be in lieu of or to preclude the right to seek a remedy at law.

15. Time for Acceptance. This Agreement, when duly executed by all of the parties hereto, shall be binding upon the parties hereto, their heirs, representatives, successors and assigns. By execution hereof, Seller waives written notice of the exercise of Purchaser's option under the Option Agreement.

16.      Miscellaneous. The following general provisions govern this Agreement.

         A. No Waivers. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. Either party, in its sole discretion may waive any right conferred upon such party by this Agreement; provided that such waiver shall only be made by giving the other party written notice specifically describing the right waived.

         B.      Time of Essence.  Time is of the essence of this Agreement.

         C. Governing Law. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Iowa

         D. Notices. All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, Postage prepaid, addressed as follows:

                 If to Seller                    If to Purchaser
                 c/o Donald Zvacek               Ryan Properties, Inc.
                 2403 31st Street, S.W.          ATTN: Jeff A. Smith
                 Cedar Rapids, IA 52404          221 Town Centre, Suite 250
                                                 Cedar Rapids, IA 52401

         E. Assignability. This Agreement and the rights set out herein may be assigned by Purchaser provided, however, any assignment shall not release Purchaser from any liability under this Agreement.

         F. Invalidity. If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be

         G. Complete Agreement. All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expressed their agreement. This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall merge with the deed delivered to Purchaser at closing except as specifically provided herein.

         H. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                             SELLER:

                                             /s/ DONALD E. ZVACEK
                                             -----------------------------------
                                             DONALD E. ZVACEK


                                             /s/ KAREN M. ZVACEK
                                             -----------------------------------
                                             KAREN M. ZVACEK

STATE OF IOWA    )
                 ) ss:
COUNTY OF LINN   )

         On this 28th day of June, 1996, before me, a Notary Public in and for the State of Iowa, personally appeared Donald E. Zvacek and Karen M. Zvacek, husband and wife, to me known to be the persons named in and who executed the foregoing instrument, and acknowledged that they executed the same as their voluntary act and deed.


[NOTARIAL SEAL      CARMEL R. BROWN          /s/ CARMEL R. BROWN
     IOWA]        MY COMMISSION EXPIRES      -----------------------------------
                        5/7/99               NOTARY PUBLIC - STATE OF IOWA

                                             /s/ DONALD E. ZVACEK
                                             Atty. in fact for Dennis E. Zvacek
                                             -----------------------------------
                                             DENNIS E. ZVACEK

                                             /s/ DONALD E. ZVACEK
                                             Atty. in fact for Donalyn A. Zvacek
                                             -----------------------------------
                                             DONALYN A. ZVACEK


STATE OF IOWA    )
                 ) ss:
LINN COUNTY      )


         On this 28th day of June, 1996, before me, a Notary Public in and for the State of Iowa, personally appeared Donald E. Zvacek, to me known to be the person who executed the foregoing instrument on behalf of Dennis E. Zvacek and Donalyn A. Zvacek, and acknowledged that that person executed the same as the voluntary act and deed of said Dennis E. Zvacek and Donalyn A. Zvacek.

[NOTARIAL SEAL      CARMEL R. BROWN          /s/ CARMEL R. BROWN
    IOWA]         MY COMMISSION EXPIRES      -----------------------------------
                         5/7/99              NOTARY PUBLIC - STATE OF IOWA

                                             /s/ ROBERT J. ZVACEK
                                             -----------------------------------
                                             ROBERT J. ZVACEK

                                             /s/ MARILYN J. ZVACEK
                                             -----------------------------------
                                             MARILYN J. ZVACEK

STATE OF IOWA    )
                 ) SS:
COUNTY OF LINN   )

         On this 28th day of June 1996, before me, a Notary Public in and for the State of Iowa, personally appeared Robert J. Zvacek and Marilyn J. Zvacek, husband and wife, to me known to be the persons named in and who executed the foregoing instrument, and acknowledged that they executed the same as their voluntary act and deed.

                                             /s/ CARMEL R. BROWN
                                             -----------------------------------
                                             NOTARY PUBLIC-STATE OF IOWA

                                           [NOTARIAL SEAL     CARMEL R. BROWN
                                               IOWA]       MY COMMISSION EXPIRES
                                                                  5/7/99

                                             BUYER:

                                             RYAN PROPERTIES, INC.


                                         BY:     /s/ JEFF A. SMITH
                                             -----------------------------------
                                             JEFF A. SMITH, Vice President

STATE OF IOWA    )
                 ) SS:
COUNTY OF LINN   )

         On this 27th day of 1996, before me, a Notary Public in and for the State of Iowa, personally appeared Jeff A. Smith, to me personally known, who being by me duly sworn did say that he is Vice President of Ryan Properties, Inc., that no seal has been procured by the said corporation, and that said instrument was signed on behalf of the said corporation by authority of its Board of Directors, and the said Jeff A. Smith acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

[NOTARIAL SEAL            [NAME]             [SIG]
     IOWA]        MY COMMISSION EXPIRES      -----------------------------------
                   September 27, 1997        NOTARY PUBLIC-STATE OF IOWA